Exhibit 99.2

FREQUENTLY ASKED QUESTIONS

as of 7/13 5 am

Q: Why is this transaction taking place?

A: KCI is a financially strong company made up of great people, differentiated global assets and tremendous opportunities for growth. That makes the company naturally attractive to investors and the KCI board of directors has a duty to maximize value for shareholders. After a thorough evaluation, the board concluded that this transaction with Apax Partners, CPP Investment Board and PSP Investments would deliver a substantial return to KCI shareholders. This is a vote of confidence by the consortium in KCI’s business and its team.

Q: Who is this consortium?

A: The consortium is comprised of funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. If you’d like to know more about them, you can go to their web sites at: www.apax.com, www.cppib.ca and www.investpsp.ca.

Q: What does this mean for KCI?

A: If finalized, this agreement would bring together KCI’s clinical expertise, commercial capabilities and global reach with seasoned private equity partners that have expertise in global markets and a proven track record in healthcare sector investments. They are well respected firms and their interest in KCI represents an endorsement of the company’s market leadership, differentiated products and services and consistently strong performance.

Q: What happens next?

A: Although the agreement has been announced, this is the first step in a process and the transaction has not yet closed. There are several steps that will follow including the filing of a preliminary proxy statement with the U.S. Securities and Exchange Commission, review of the transaction by various regulatory authorities, solicitation of potential alternative acquisition offers during a “go-shop” period and conducting a special meeting of KCI shareholders to vote on approval of the transaction.

Following shareholder approval and other customary closing conditions, it is expected that the transaction would be completed by the fourth quarter of 2011 if no superior offer is received (as described below).

Q: How does a “go-shop” period work and how could it affect the agreement with the consortium?

A: Over the next 40 days there will be a period of time when KCI is permitted to actively solicit, negotiate and accept superior proposals from third parties. This is referred to as a “go-shop” period. After the end of the go-shop period until the shareholder vote, KCI can no longer actively solicit new offers but can continue negotiations with parties who submitted proposals during the go-shop period. Until a shareholder vote is complete, third parties are free to submit competing offers.

Q: What happens if another offer is made for the Company?

A: KCI’s board of directors, with the assistance of its independent advisors, will evaluate any bona fide offer received by the Company to determine whether it is superior to the consortium offer. If the board decides the offer is superior, it can change its recommendation to the shareholders for the current offer or terminate the agreement with the current consortium.

Q: Will KCI’s global headquarters remain in San Antonio?

A: There are no plans to move KCI’s headquarters from San Antonio.

Q: What will the consortium’s management role be? Will they run the company?

A: While all of the details would have to be worked out, it is anticipated that the consortium would construct a new board of directors for KCI. This board will provide guidance and governance, just as KCI’s current board of directors does today.

Q: What does this mean for employees’ jobs?

A: Should the deal close, management will continue to champion employees because of the value they have brought and will continue to bring to the company. It is far too early to speculate, and employees should remain focused on their work and meeting business objectives.

Q: Will employees still work for KCI or will they work for another company?

A: They will continue to work for KCI. That does not change at closing.

Q: What should employees do now?

A: Employees should continue to focus on addressing business needs and executing in a way that meet/exceed customer expectations and achieves the business performance goals set out in the annual operating plan.

Q: Does this transaction weaken KCI’s position against competitors in the marketplace?

A: Not at all. KCI is an industry leader and any potential investment in the company can further drive innovation and will help ensure that we remain well positioned in the marketplace.

Q: What happens to our current leadership – CEO, CFO, global presidents?

A: The consortium firmly believes the senior management and the employees of KCI are key to the company’s success and are committed to building on KCI’s winning culture.

Q: What should employees tell customers?

A: KCI’s business will continue to be about serving customers and it is anticipated that any change that comes about will only enhance the company’s ability to provide customers with the most innovative products and therapies in the marketplace.

Q: What should employees do if they get questions from media or investors or someone else?

A: It is very important that any external inquiries be directed to the appropriate KCI representatives. Employees are not authorized to respond to external questions on their own. Inquiries should be directed to the below contacts:

Media: Kevin Belgrade (210) 216-1232 / kevin.belgrade@kci1.com and Joe Izbrand

(210) 255-6251 / joe.izbrand@kci1.com

Investors: Todd Wyatt (210) 255-6157 / todd.wyatt@kci1.com

Transaction/Business Development: Adam Rodriguez (210) 255-6197 / adam.rodriguez@kcil.com

Q: How will employee benefits change?

A: KCI has a comprehensive array of benefit plans for its employees. The consortium has agreed to maintain compensation and benefit programs that are at least as favorable as KCI’s existing benefit plans for at least one year, should the transaction close.

Q: What will happen to equity grants held by employees who hold stock options, restricted stock or restricted stock units?

Restricted Stock and Time Based Restricted Stock Units (RSUs)

A: All stock options, restricted stock and time-based restricted stock units (vested and unvested) that are still outstanding will be deemed fully earned and vested and converted into cash.

For shares of restricted stock and time-based RSUs, holders will receive an amount equal to $68.50 per share multiplied by the number of restricted shares or time-based RSUs, less any applicable taxes. For stock options, holders will receive an amount equal to the difference between $68.50 per share and the exercise price, multiplied by the number of stock options, less any applicable taxes.

Performance-based Restricted Stock Units (RSUs)

A: As you will recall, for the first time in 2011, KCI awarded performance-based RSUs to all eligible equity plan participants. These grants were designed with “target performance” and “stretch performance” measures based on a cash-flow metric for 2013. Under the terms of the Merger Agreement, performance based RSUs will be deemed earned and vested at “target performance,” which is equal to one-half of the total number of shares reflected in employee E*trade accounts.

Holders of performance-based RSUs deemed to vest at “target performance” will receive an amount equal to $68.50 per share multiplied by the number of performance RSUs deemed to vest, less any applicable taxes.

Q: What will happen to the remaining performance-based RSUs in my E*trade account that are not deemed to be vested above “target performance.”

A: Under the terms of the Merger Agreement, the remaining performance-based RSUs not deemed to be vested above “target performance” will be canceled and deemed to be paid in full.

Q: What happens to ESPP shares that employees are purchasing in the current offering period?

A: The current offering period under the ESPP will continue in effect until the date of closing of the merger, at which time the current offering period will end. Purchases of shares under the ESPP will occur as normal under the ESPP, and those shares will be paid upon closing. Holders of shares under the ESPP will receive an amount equal to $68.50 per share multiplied by the number of ESPP shares held.

Q: What do I do if I have questions about the deal or how it affects me?

A: It is very important that employees feel comfortable asking any questions that come to mind. Many answers may be found by going to KCI Central, where updates will be posted throughout the process. Employees are also encouraged to speak with their manager. For questions regarding benefits, an HR specialist can help.

Additionally, questions can be emailed to questions@kci1.com, or employees can call 210-515-7000 in the United States and +1-888-739-8127 outside the U.S. While answers to every question may not be available right away, KCI management will do its best to get answers and keep employees informed as they go through this process.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by a consortium comprised of funds advised by Apax Partners, L.P. and Apax Partners LLP, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement will be mailed to shareholders of KCI. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210- 255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.